Exhibit 10.11

“DEED OF ASSIGNMENT PURSUANT TO A PRIVATE-PUBLIC PARTNERSHIP”

For the Construction of an Integrated Municipal Solid Waste to Energy Complex in Moroni, Autonomous Island of Grande Comore, Union of the Comoros

GOUVERNORAT DE L’ÎLE AUTONOME DE LA GRANDE COMORE (« Assignor »)

BIOCRUDE TECHNOLOGIES, INC. (“Assignee”)

AGREEMENT REFERENCE:	DEED-ASSIGNMENT/MSW-DAA/CA/2016/1

TRANSACTION CODE:	BCT/MCMUC/MORONI/UNION DES COMORES /1

CONTRACT GENERATION:	01

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Deed of Assignment pursuant to a Private-Public Partnership

DEED OF ASSIGNMENT PURSUANT TO PRIVATE-PUBLIC PARTNERSHIP

AGREEMENT REFERENCE:	DEED-ASSIGNMENT/MSW-DAA/CA/2016/1

TRANSACTION CODE:	BCT/MCMUC/MORONI/UNION DES COMORES/1

DATE:	December __, 2016

This Deed of Assignment (DA) pursuant to a Private-Public Partnership (PPP), as defined by the Governorate of the Autonomous Island of Grande Comore, Union of the Comoros and elaborated hereunder, sets forth the basic understandings between:

FIRST PARTY	GOVERNORATE OF THE AUTONOMOUS ISLAND OF GRANDE COMORE, a Statutory Body constituted under Comorian Law, (hereinafter referred to as “Assignor”, which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and assigns) and having its office at Route de Moroni- Itsandra, Moroni, Autonomous Island of Grande Comore, Union of the Comoros, duly represented by the Governor, The Honourable HASSANI Hamadi, the Commissioner of the “Commissariat à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Energie, à l’Emploi, à l’Entreprenariat et à la Solidarité”, Mr. Mohamed Abdou MLANAO, the Commissioner of the “Commissariat à la Sécurité intérieure, à la Fonction Publique, à l’Administration des Collectivités Territoriales Décentralisées, à la Réforme Administrative, chargé de l’Information”, Ms. Maissara Adam MONDOHA, and the Commissioner of the “Commissariat aux Finances, au Budget, à l’Economie, au Commerce Intérieur, à l’Industrie, au Plan, chargé de la promotion des Investissements”, Mr. Said Ahamada YOUSSOUF, by virtue of Resolution ad hoc;

AND

SECOND PARTY	BIOCRUDE TECHNOLOGIES, INC, a Corporation duly organized under the laws of Canada (hereinafter called “Assignee”) having its principle office at 1255 Phillips Square, Suite 605, Montreal, Quebec, Canada H3B 3G5, herein duly represented by the President and CEO, Mr. John MOUKAS, by virtue of corporate resolution ad hoc.

Hereinafter collectively called the “Parties”

PREAMBLE

WHEREAS	Assignee is an environmental services company specializing in the waste reformation milieu. Assignee has developed efficient, cost-effective, and environmentally friendly products, systems and processes for the reformation of waste material (MSW and Sewage Sludge, amongst other types of waste), waste management and the creation of renewable energy sources and resalable by-products (hereinafter the “Technology”);

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Strictly Confidential	Property of BioCrude Technologies, Inc.

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Deed of Assignment pursuant to a Private-Public Partnership

WHEREAS	The Assignor has a residual materials (MSW and Sewage Sludge Waste) management plan and is desirous of having its MSW and sewage sludge managed, treated and procured with environmentally friendly technologies into renewable resources and not land filled, while achieving rigid standards for emissions, water contamination (leachate), human safety standards and environmental protection, while augmenting its waste processing management and disposal capabilities;

WHEREAS	Relating to Assignee’s proposal for the implementation of Integrated MSW-Energy Complexes for the Autonomous Island of Grande Comore, Union of the Comoros (Moroni) and the whole of the inter-related presented documents (Proposal, Power Point Presentations, Executive Summaries, concessions (MSW – Land - Supply of Water, Power Purchase Agreement “PPA”, etc.)), in which Assignee proposes the construction of Waste to Energy facilities for the management, treatment and transformation of waste in the Autonomous Island of Grande Comore, Union of the Comoros (called “the project” hereafter), according to the determination of Assignee;

WHEREAS	The Assignor has considered the advantages generated by the implementation of Integrated MSW – Energy Complex in Moroni, Autonomous Island of Grande Comore, Union of the Comoros, with respect to Environmental, Economic, Social and Technological well-being, as well as being in conformity to the standards of a “Clean Design Mechanism”, defined by the UNFCCC (Kyoto Accord); Refer to the “Implementation of an Integrated Municipal Waste to Energy Processing Complex” proposals for all of the above mentioned cities, to handle for MSW management and to the Concession Agreements for the MSW – Land - Supply of Water, Power Purchase Agreement “PPA”, etc.; whereby Assignor acknowledges receipt, has reviewed and is satisfied for full execution across the country of the Autonomous Island of Grande Comore, Union of the Comoros), and is desirous, by these presences in engaging with Assignee for the realization of same;

WHEREAS	The Assignor is conscientious and eager to coordinate its efforts to create a positive synergy with Assignee for the successful realization of said Integrated MSW-Energy Complex in the Autonomous Island of Grande Comore, Union of the Comoros for the remedy of the Autonomous Island of Grande Comore, Union of the Comoros’s Waste Management Dilemmas, and as such, the Governmental Authorities of the Autonomous Island of Grande Comore, Union of the Comoros will grant Assignee, by virtue of these presences, by Governmental Decree, full exclusivity for Municipal Solid Waste Management for the cities across the Autonomous Island of Grande Comore, Union of the Comoros, representing a minimum of 700 TPD of Municipal Solid Waste (MSW);

WHEREAS	On January 11, 2016, The Assignor has engaged in a transaction (the “Transaction”), by virtue of a “Private-Public Partnership” (PPP) with Assignee, defined within the context of this said “Deed of Assignment” (DA), whose purpose is for the utilization of Assignee’s proprietary technology, knowhow and financial resources for the realization of the exclusive business developments, the projects, under BOOT (Build, Own, Operate & Transfer) basis, across the Autonomous Island of Grande Comore, Union of the Comoros;

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Strictly Confidential	Property of BioCrude Technologies, Inc.

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Deed of Assignment pursuant to a Private-Public Partnership

WHEREAS	The parties, following discussions, desire to enforce amendments discussed and reflected within these presences and agree to sign the Concession Agreements, the Power Purchase Agreement (PPA) and this Deed of Assignment as amended hereunder. Following the signature of these presences, the amended Concession Agreements, the Power Purchase Agreement (PPA) and this Deed of Assignment will replace the Concession Agreements, the Power Purchase Agreement (PPA) and this Deed of Assignment signed on the 11th of January 2016 and will become lawful and binding on the parties, present and future;

WHEREAS	This Deed of Assignment will define the framework of collaboration amongst the parties to clearly express their will to begin respectively on their level and for this, will carry out the terms of same in a spirit of mutual respect of the commitments entered into, frank collaboration, transparency and common support. Where necessary, other complementary agreements will be concluded and the range of the facilities which the parties intend to bring in order to achieve the goals contained therein.

WHEREAS	this preamble forms an integral part of these presences.

THE PARTIES AGREE TO SIGN THIS DEED OF ASSIGNMENT PURSUANT TO A PRIVATE PUBLIC PARTNERSHIP OF THESE PARTIES, WHICH IS COMPRISED OF THE FOLLOWING THREE (3) PARTS (SECTIONS):

I.	Deed of Assignment

II.	Project Specifications

III.	Annexures

NOW, THEREFORE, in consideration of the mutual covenants, stipulations and agreements hereinafter contained the parties hereto, intending to be legally bound in a formal agreement, do mutually covenant and agree as follows:

I. DEED OF ASSIGNMENT

Chapter I: General Dispositions

This Deed of Assignment defines the contractual rights and obligations of the Assignor and Assignee.

Article 1: Object

This Deed of Assignment embodies the engagement of the Assignor to authorize the Assignee to Conceive, Design, Finance, Construct, Maintain and Exploit Municipal Solid Waste to Energy Complexes in the municipalities within the Autonomous Island of Grande Comore, Union of the Comoros, to procure renewable energy and marketable by-products (organic fertilizer).

Article 2: Duration of Deed of Assignment

This Deed of Assignment is for a duration/period of thirty (30) years from the date of its application. It enters into force upon signature by all parties.

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Deed of Assignment pursuant to a Private-Public Partnership

Article 3: Extension of Period Option of Deed of Assignment

The Assignee has the option to renew this contract for one additional period of thirty (30) years. The Assignee can execute the renewal option by (i) sending a written renewal notice within twelve (12) months from the end of the initial contract stating the Assignee’s wishes to exercise its the contract option to renew for an additional thirty (30) years; and (ii) if the Assignee has not breached its contractual obligations during the first thirty (30) year contract period.

The tariff rates for the waste management services offered to Assignor for the renewal period of the optional thirty (30) year term will be indexed at a rate of 4.5% annually. The reference year for the application of the indexation of 4.5% will be the last year of the original contract, using that years’ rate as the base for indexation for the following year, same being the first year of the thirty (30) year renewal option.

Chapter II: Respective Obligations of Parties

Article 4: Objective of Assignee’s’ Obligations

The Assignee shall:

➢	Conceive, Design, Finance, Construct, Maintain and Exploit, Exclusively, a Municipal Solid Waste to Energy Complex in Moroni, in the Autonomous Island of Grande Comore, Union of the Comoros, in compliance with national and international laws regarding the protection and preservation of the environment, inter alia, the prevention and management of environmental pollution;

➢	Obtain and maintain, throughout the life of the project, all necessary approvals required to certify best industry practices in the environmental protection milieu.

The Assignee Guarantees:

➢	To be in compliance with technical requirements in force within the industry milieu and to use good construction practices and technologies, materials and equipment, of recognized standards and quality;

➢	To effect an intellectual property and skills transfer;

➢	To conduct social work for women and children (through a foundation, that will be established by the Assignee). Funding will be from the sale of the Assignees earned carbon credits, whereby Assignee will donate 10% of the Carbon Credits (CER’s) to same, annually, via a Revenue Sharing Agreement. The project meets the criteria for a “Clean Design Mechanism” (CDM), pursuant to article 12 of the UNFCCC (“Kyoto Accord”).

Article 5: Assignee’s Investment Plan and Financing Terms

Assignee is responsible for the realization of the exclusive business developments of the project(s) via BOOT (Build, Own, Operate & Transfer) basis, in Moroni, Autonomous Island of Grande Comore, Union of the Comoros; as per the expectations of all parties, and stipulated in the provisions of the Concession Agreements, to service the minimum amount of 700 TPD of MSW.

The Assignee also agrees that all costs in relation to the connecting, synchronizing, turning on or testing, and maintenance of the equipment are the sole responsibility of Assignee, excluding payments of processing and monitoring of the project as per government regulations and the provisions stipulated in the Concession Agreements, which are the responsibilities of the other contracting parties in the Concession Agreements (Agents/Agencies of Assignor), endorsed with Sovereign guarantees of the Assignor for execution of same.

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Strictly Confidential	Property of BioCrude Technologies, Inc.

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Deed of Assignment pursuant to a Private-Public Partnership

Article 6: Assignee’s Depreciation Policy

Amortization of plant and equipment will be in accordance with the laws applicable to the Comorian company "Company to be created by Assignee" To this end, the most durable equipment will be amortized using a straight-line depreciation method, over a period of 15 years, to allow a minimum of one renewal before the expiry of the Concession Agreements.

Article 7: Repair and Maintenance of the Project

The repair and maintenance of the project is the sole responsibility of Assignee.

Assignee shall undertake a proper and prudent repair and maintenance schedule, to ensure optimal functioning of the project (s) to provide services in accordance with the provisions of this Deed of Assignment and the Concession Agreements (MSW, Land, Supply of Treated Effluent and Power Purchase Agreement) associated with it.

Article 8: Accounting Provisions

The Assignee shall keep accounting records of its project (s) activities in accordance with accounting rules and procedures of International Accounting Standards ("GAAP"; "Generally Accepted Accounting Principles" or "IFRS", "International Financial Reporting Standards").

Article 9: Concession Agreements Tariff Rates

The tariff rates for the resale of electricity to the national power corporation (Le Gestion de l’Eau et de l’Électricité aux Comores (MA-MWE)) are set out in the Power Purchase Agreement (PPA), attached as annex 1.

The tariff rates for the tipping fees for the supply of Municipal Solid Waste from the municipalities, the land lease rate and the rates for the treated effluent for the project (s) are set out in the Municipal Solid Waste Concession Agreement, Land Lease Agreement & Supply of Treated Sewage/Effluent Agreement, attached as annex 2.

The rates regarding the sale of fertiliser will be subject to market rates.

Article 10: Assignee’s obligations, vis-a-vis, Third Party Transactions

The Assignee will have organic fertilizer as a derivative by-product of the project (s), for sale to third parties. It ensures that such sale will be in the state of the art practices.

Article 11: Transfer, Sell or Surrender of the Project (s)

The Assignee has the right to sell, transfer or surrender the project (s) to a third party or lenders by notifying the Assignor in advance, in writing, of same.

Article 12: Conditions of Making Available to the Public

The Assignor against remuneration will make available Integrated MSW-Energy complexes for the management and processing of Municipal Solid Waste into renewable energy and marketable by-products. In addition, it will sell marketable derivative by-products derived from the processing of the municipal solid waste.

Electricity is made available to the public pursuant to a Power Purchase Agreement (PPA) attached as annex 1.

Municipal Solid Waste treatment is performed under the conditions defined in Section II of these presences, “Project Proposals and Specifications” and is further elaborated in the Municipal Solid Waste Concession Agreement, Land Lease Agreement & Supply of Treated Sewage/Effluent Agreement.

The Assignee will have organic fertilizer as a derivative by-product of the project (s), for sale to third parties. It ensures that such sale will be in the state of the art practices, in accordance with the regulations in force in the Autonomous Island of Grande Comore, Union of the Comoros.

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Strictly Confidential	Property of BioCrude Technologies, Inc.

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Deed of Assignment pursuant to a Private-Public Partnership

Article 13: Terms of Remuneration of Assignee

The Assignee will receive remuneration for the project (s) as follows:

➢	Tipping fees paid by the municipalities pursuant to the Concession Agreements, and endorsed by Assignor with Sovereign Guarantees;

➢	The sale of electricity to the National Power Corporation (Le Gestion de l’Eau et de l’Électricité aux Comores (MA-MWE)) under the provisions of the Power Purchase Agreement (PPA); and endorsed by Assignor with Sovereign Guarantees; and

➢	The sale of marketable derivative by-products (fertilizer), which will be sold by Assignee in the market place.

Article 14: Assignor’s Obligations

The Assignor shall:

➢	Ensure that the electrical network is able to receive and transmit electricity, no later than one month before the anticipated date of commissioning and that no technical or legal constraints inhibit the execution of these presences and the Concession and Power Purchase Agreements;

➢	Ensure and facilitate the requirements for construction of the project (s) and the smooth transition to the operational phase (period), as of the anticipated date of commissioning;

➢	Ensure, facilitate and deliver promptly all necessary authorizations, permits and clearances, in accordance with applicable laws and inform the Assignee with diligence and accuracy, if it so requests, in writing, what is requisite for same;

➢	Provide Assignee with all updated laws and regulations applicable to areas of environment, sanitation and energy;

➢	Sign and execute the Concession Agreements, Power Purchase Agreement(s) and consummate all of their obligations under same, required for the launching of the project(s), in accordance to these presences, within sixty (60) days of Assignee’s written request for each facility in a city, representing a minimum quantum of one (1) facility (ies) with a minimum processing capacity of 600 TPD per facility; failing to do so shall constitute breach of said presences and Assignor will compensate Assignee for said breach, opportunity revenues lost due to delay/offset

➢	Guarantee and assure the execution of all of their obligations inherent within the realms of the Concession Agreements and Power Purchase agreement (s) (land acquisition, contractual conditions, exclusivity, administrative and fiscal facilities, authorizations, approvals, permits, etc...) for the realization of the project(s).

Article 15: Assignee’s Obligations

The Assignee shall:

➢	Construct and commission each project within 24 months of obtaining all necessary permits, approvals and clearances, related thereto;

➢	Create a Comorian Corporation with a “Special Purpose Vehicle” (SPV) classification, for the Waste Management related project in the Autonomous Island of Grande Comore, Union of the Comoros, with all the tax benefits set out in the Comorian legal standards. The Comorian government is committed to issue the certificate of eligibility and subsequently award the license giving the company the classification of Special Purpose Vehicle for claims of achieving the purpose of the Deed of Assignment;

➢	Engage to work primarily with Comorian persons and legal entities, subject to competence and quality, as will be required for the interests, safeguard and profitability of the project(s);

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Deed of Assignment pursuant to a Private-Public Partnership

➢	Provide adequate organization and qualified personnel for the execution of operations;

➢	Comply at all times with the environmental laws;

➢	Comply with its contractual obligations of these presences and with those of the Concession Agreements and Power Purchase Agreement (s) and treat minimum quantities of waste contained in the Concession Agreements; and

➢	Establish in the Autonomous Island of Grande Comore, Union of the Comoros, a fully equipped laboratory to monitor and analyze the quality of water, air, soil and the project's impact on these elements and personnel.

The Assignee shall ensure that the Project (s) is (are) designed, built and completed in a good workmanlike manner using sound engineering construction practices and using only materials and equipment that are new and of international utility grade quality such that, the useful life of the Project (s) will be at least till the expiry date of the Concession Agreements and Power Purchase Agreement (s).

The Assignee shall ensure that design, construction and testing of all equipment, facilities, components and systems of the Project shall be in accordance with the Comorian Standards and Codes issued by the Bureau of Comorian Standards and/or internationally recognized Standards and Codes, such as:

i.	American National Standards Institute (ANS)
ii.	American Society of Testing and Materials (ASTM)
iii.	American Society of Mechanical Engineers (ASME)
iv.	American Petroleum Institute (API)
v.	Standards of the Hydraulic Institute, USA
vi.	International Organization for Standardization (ISO)
vii.	Japanese Industrial Standards (JIS)
viii.	Tubular Exchanger Manufacturer's Association (TEMA)
ix.	American Welding Society (AWS)
x.	National Electrical Manufacturers Association (NEMA)
xi.	National Fire Protection Association (NFPA)
xii.	International Electro-Technical Commission (IEC)
xiii.	Expansion Joint Manufacturers Association (EJMA)
xiv.	Heat Exchange Institute (HEI)
xv.	American Water Works Association (AWWA)

Other international standards, established to be equivalent or superior to the above standards shall also be acceptable. However, in the event of any conflict between the requirements of the international codes and standards and the requirements of the country’s standards and regulations, the latter shall prevail.

The Assignee is committed, if required by Comorian law, to create a corporation (under the umbrella of the SPV, governing the resale of electricity to the National Power Corporation (Le Gestion de l’Eau et de l’Électricité aux Comores (MA-MWE)).

The Assignee shall:

➢	Comply with laws and regulations applicable to it, especially with regard to roads, police, health, labor and safety regulations;

➢	Maintain a prudent corporate governance in regards to the administration of the use of its assets and the running of the project as an on-going concern (Business);

➢	respect and ensure respect for its employees, contractors and suppliers and all rules relating to the hazard prevention, hygiene and safety; and

➢	Not use any materials that could endanger human safety.

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Strictly Confidential	Property of BioCrude Technologies, Inc.

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Deed of Assignment pursuant to a Private-Public Partnership

The Assignee agrees to sell exclusively to the Assignor any net energy produced by the project(s) and the Assignor agrees to purchase all net energy produced by the project(s) as per the provisions of the Power Purchase Agreement(s).

Article 16: Sharing of Risks

The risks associated with the performance and operations of the project(s) are the sole responsibility of the Assignee.

Article 17: Assignor’s Monitoring Mechanisms

The parties agree to the establishment of an overseeing committee for the evaluation of the project(s). This committee will meet at least once every six months to assess, evaluate and make recommendations of the project(s) and its (their) operation(s).

The Assignee shall provide on a website, all pertinent details of influxes of materials and out-fluxes of by-products (solid, liquid, gas, etc…) from the project (s); this information shall be updated on a bimonthly basis.

The parties agree that the Assignor can perform spot checks whenever he decides as long as it complies with the provisions and procedures provided in the Concession Agreements and Power Purchase Agreement (s).

Article 18: Sanctions and penalties

All sanctions and penalties shall conform to the provisions stipulated in the Concession Agreements and the Power Purchase Agreement(s); refer to annex 1 & 2.

The obligations of the Assignee under these presences shall be suspended in whole or part by force majeure, which include war, public disturbances, natural disasters and/or other emergencies and will continue for a term for at least the duration of the event constituting of force majeure.

Article 19: Modifications

This Deed of Assignment may only be amended by mutual consent of the parties, respecting the essence of same, that is to say, with an emphasis on efficiency, clarity and simplicity.

Any executed changes, once signed, will be immediately applicable and will be annexed to this Deed of Assignment.

Article 20: Assignment of Contract

In case of an Assignment/Transfer of these presences or of any Concession/Power Purchase Agreement(s) of the assignee to a new Entity, notwithstanding any termination, the new Entity shall assume the all of the obligations, duties and liabilities of the present Assignee, and any unexpired obligation(s) and/or ongoing project(s) started under these presences and not completed, will be obligated for completion.

Article 21: End of Contract

Under these presences, the parties agree to a renewal or not. Upon renewing theses presences and contract(s) derived therefrom, both parties will adhere to the provisions of same and article 28, hereunder.

Article 22: Amicable Dispute Resolution

The parties agree to settle amicably any dispute that will arise from the interpretation or enforcement of this Deed of Assignment. Otherwise, the dispute shall be submitted to competent courts in Canada (Ontario).

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Strictly Confidential	Property of BioCrude Technologies, Inc.

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Deed of Assignment pursuant to a Private-Public Partnership

Article 23: Arbitration

The arbitral forum chosen for this Deed of Assignment is that of Ontario, Canada. Any dispute arising from the application of these presences shall be settled under the Rules of Arbitration of the International Chamber of Commerce. Costs related to arbitration shall be shared equally between the parties. However, each party will bear the cost of its own arbitrator(s). The parties may, however, with the court’s ruling, ask to be reimbursed for their costs of arbitration.

Applicable Law

Only the courts of Canada shall have jurisdiction to hear disputes that may arise, based on this Deed of Assignment. But before going to court, the parties have recourse to arbitration.

The parties agree to place all the provisions of this Agreement under the jurisdiction of Canadian law.

Dispute Resolution

For all disputes that arise, the Disputes will be resolved by arbitration, and will respect the rules, regulations and procedures thereto. The Disputes shall be resolved by arbitration under the Rules of Arbitration of the International Chamber of

Commerce. Herein under is the procedure to be followed:

i.	The Arbitration tribunal shall consist of three (3) arbitrators to be appointed in accordance with the rules of Arbitration of the International Chamber of Commerce. Each of the parties will select an arbitrator and the two (2) arbitrators will select the third (3rd) arbitrator.

ii.	The place of arbitration shall be France. The language of the arbitration shall be English.

iii.	The arbitration tribunal's award shall be substantiated in writing. The arbitration tribunal shall also decide on the costs of the arbitration proceedings and the allocation thereof.

iv.	The award shall be enforceable in any court having jurisdiction in the country of the Assignor, subject to the applicable Laws.

Article 24: Origin and Source of Project Works (Procurement of Equipment, Civil Works, etc…)

The Assignee and its subcontractors, if any, will endeavor to use as much as feasibly possible of services, materials and local raw materials and products manufactured in the Autonomous Island of Grande Comore, Union of the Comoros, to the extent that these services, materials, raw materials and products are available at competitive terms of price, quality, warranty and delivery time.

Article 25: Financial Provisions

Contracts signed under the provisions of this said Deed of Assignment, shall be subject to specific financial and tax implications related to corporations exploiting such projects, as provided by law, with the classification "Special Purpose Vehicle” (SPV), up to and including all the tax benefits set out in the Comorian legal standards.

Transactions made under the provisions of this said Deed of Assignment or contract(s) resulting therefrom, will be accounted for via a trading scheme in force in the Autonomous Island of Grande Comore, Union of the Comoros, as they are executed and recorded.

Subject to the provisions of this Deed of Assignment, the State of the Autonomous Island of Grande Comore, Union of the Comoros guarantees, for the duration of these presences and for all Contract(s) arising therefrom, the Assignee the following:

•	Possession of one or more bank accounts in the Autonomous Island of Grande Comore, Union of the Comoros;
•	Opening a foreign currency account in the Autonomous Island of Grande Comore, Union of the Comoros;
•	The conversion and transfer of all monies (from the on-going concerns of the project(s)) to any part of the world.

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Deed of Assignment pursuant to a Private-Public Partnership

The Assignor also warrants that all Expatriate staff of Assignee shall have the benefit of free conversion and free transfer to any part of the world, of all monies derived from earnings or from the sale of personal effects.

Article 26: Tax Provisions

The Assignee will be exempt from the impositions of Value Added Tax (VAT) and Corporate Income Taxes for the duration of the contract and the option of renewal thereof.

During the term of the Agreement and renewal option, the Assignee will be exempt of any and all import / customs duties, levies and taxes implicated with the importation of all machinery, vehicles, materials, equipment and other consumer goods requisite and contributing to the project, vis a vis, construction of the infrastructure and development of the business (as defined within the context of this agreement), and the daily operation of same.

The Assignee can expediently import/export any goods for the benefit of/derived from the business, for the benefit of same.

The Assignee shall benefit from the procedure of direct and immediate removal of all goods imported or it will cause to be imported for the purposes of the project(s), or the transfer of any funds derived from the on-going concerns of the project(s) to any part of the world, designated by Assignee.

Article 27: Termination of Contract

Upon the occurrence of any default of either party, the affected party will send a formal notice “Mise en Demeure” stating in detail the circumstances that prompted the issuance of such notice. After the issuance of said notice, a consultation period of ninety (90) days or longer, if agreed between the parties, will be realized. During this consultation period, the parties shall continue to perform their respective obligations under this agreement. This Deed of Assignment may be amended by mutual consent of the parties under the same conditions as those forms of signature, that is to say with an emphasis on efficiency, clarity and simplicity, if so required by both parties for remedy of same.

At the end of the period of 90 days, unless the parties have agreed otherwise or if the event of default has been corrected, the aggrieved party may require to exercise its full rights of compensation/replacement, as the case may be for each party, of the defaulting party in accordance with the provisions of the Concession Agreements and/or Power Purchase Agreement(s), if it will proceed with the termination of same.

Article 28: Renewal of Contract (Deed of Assignment)

As an exception, any party may make known its willingness to extend the contract for one additional period of thirty (30) years. The contract extension will be (i) if the Party seeking to extend the initial period sends a written request to that effect to the other party and that party accepts it within twelve (12) months before the end of the initial period, subject that the party asking the request for a renewal has not been in default of any of its obligations inherent within the realms of these presences or any of the contracts arising therefrom. If the accepting party does not reply within the aforesaid time frame, the renewal will be accepted as a “Tacit Renewal”, respecting the provisions and stipulations of same and the Contracts derived there from.

Article 29: Confidentiality

For purposes of this agreement:

"Confidential Information", in relation to and including the Disclosing Party, means any and all information, whether or not explicitly designated as such, whether patentable or not, whether in written, oral or electronic form, disclosed by or on behalf of Disclosing party to Recipient and pertaining to Disclosing party’s business, creation, products or technology, techniques, including, without limitation, non-public information, know-how, whether technical or non-technical, trade secrets, data materials, inventions, designs, formulas, ideas, developmental or experimental work, source codes, algorithms, records, studies, reports, business and marketing plans and projections/costs, details of agreements and arrangements with third parties, other original works of authorship, customer lists, contact lists, marketing strategies, terms of contracts, business plans, financial information or other subject matter pertaining to any business of Disclosing party or any of its Affiliates, clients, consultants, suppliers, licensors or licensees and any other trade secret and information which Disclosing party treats as confidential, including any information entrusted to Disclosing party by third parties, including, without limitation, all information, clearly marked as Confidential Information, held by that party or any agent or employee of that party, relating to the business, operations or undertaking of that party.

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Deed of Assignment pursuant to a Private-Public Partnership

The term Confidential Information shall not include, however, information that (i) is or becomes generally available to the public, (ii) was lawfully available to the Recipient on a non-confidential basis prior to its disclosure by the Disclosing Party or its Representatives (iii) becomes available to the Recipient on a non-confidential basis from a Person who was not otherwise known by the Recipient or its Representatives to be bound by a confidentiality or similar agreement with the Disclosing Party or any of its Representatives, or otherwise subject to an obligation of confidentiality or secrecy to the Disclosing Party or its Representatives and that the information was not transmitted to the Person by the Recipient, or (iv) is independently developed by the Recipient or its Representatives without the use of the Confidential Information of the Disclosing Party. Confidential Information is not or does not come within the public domain merely because features of the Confidential Information may be found separately or within a general disclosure in the public domain.

“Confidentiality Obligations”: Except as otherwise permitted in this Agreement or as authorized in writing by the Disclosing Party, the Recipient shall (i) hold in confidence and not reproduce, distribute or disclose to any third-party other than its Representatives any Confidential Information; (ii) protect such Confidential Information with at least the same degree of care that Recipient uses to protect its own Confidential Information, but in no case, less than a reasonable degree of care; (iii) use the Disclosing Party’s Confidential Information for no purpose other than pursuing the “Specified Purpose”; (iv) limit access to the Disclosing Party’s Confidential Information to its Representatives having a need to know such Confidential Information, who are informed of its confidential nature, and are bound by confidentiality obligations; and (v) promptly notify the Disclosing Party upon discovery of any loss or unauthorized disclosure of the Disclosing Party’s Confidential Information.

"Specified Purpose" means the sole purpose for which Confidential Information is to be disclosed by a party to the other party, which is to enable the parties to co-operate in a possible business transaction (engagement) between Receiving Party, its subsidiaries or clients, and Disclosing Party with respect to Disclosing Party's information, technologies, commercial practices and know-how.

Certain documents and information, public or private, for the fulfillment of the contract, must be confidential. Accordingly, each Party undertakes to respect the confidentiality not to harm the other party and refrain from disclosing any documents, information, ideas, practices, know-how, data or design as may be aware in the course of this agreement. Both parties agree that they must not, without the prior written approval of the Disclosing Party, use, disclose, divulge or deal with any Confidential Information, nor cause, permit or allow any act, matter or thing to be done, omitted or occur whereby any Confidential Information may become known or be used by, or be disclosed or communicated to, any other person, except strictly in accordance to these provisions of “Specified Purpose”.

For the purposes of this clause, the Disclosing Party and Recipient shall assume full responsibility for its Affiliates and/or Representatives, as if it were like itself.

“Disclosures Required by Law”: If the Recipient or any of its Representatives is requested or required in connection with any legal or governmental proceeding to disclose or otherwise becomes legally compelled to disclose any Confidential Information, the Recipient shall provide the Disclosing Party with prompt written notice, if permitted by law, so as to enable the Disclosing Party, sufficiently in advance of the disclosure with reasonable opportunity to prevent the disclosure or to seek a protective order or other appropriate remedy or waive compliance with this Agreement and provided further that in the event that such protective order or other remedy is not obtained, Recipient shall (i) make any required disclosures in consultation with the Disclosing Party; (ii) furnish only that portion of the Confidential Information which Recipient is advised by written opinion of counsel is legally required; and (iii) exercise Recipient’s best efforts to obtain reliable assurance that confidential treatment shall be accorded such Confidential Information.

“Remedies”: The Recipient acknowledges that its breach of this Agreement may cause irreparable damage to the Disclosing Party for which monetary damages would not be a sufficient remedy by itself. The rights and remedies provided to each Party in this Agreement are cumulative and in addition to any other rights and remedies available to such Party at law or in equity.

Initials: __________	Initials: __________
Strictly Confidential	Property of BioCrude Technologies, Inc.

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Deed of Assignment pursuant to a Private-Public Partnership

“No License Granted”: The Confidential Information is and shall remain the sole property of the Disclosing Party (or the third-party which has disclosed the information to the Disclosing Party). The Recipient recognizes and agrees that nothing contained in this Agreement shall be construed as granting any property rights, by license or otherwise, to any Disclosing Party’s Confidential Information.

“No Representations”: All Confidential Information is provided on an “as is” basis and the Recipient agrees and acknowledges that neither the Disclosing Party nor any of its Representatives are making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and neither the Disclosing Party nor any of its Representatives will have any liability to the Recipient, its Representatives or any other Person relating to or resulting from the use of or reliance on the Confidential Information or for any errors therein or omission therefrom.

Article 30: Insurance

The Assignee is required throughout the term of these presences and contracts derived therefrom, to take out with one or more insurance company’s known to be solvent, the insurance policies covering all of its responsibilities and all risks inherent within the realms of these presences and contracts derived therefrom.

Upon disaster and damage of the project(s), the insurance money paid will be used to repair the disaster, including the reconstruction of the Works or their rehabilitation by rebuilding the destroyed items. In case of total loss, the amount of compensation will be given priority to creditors and the balance to the Assignee.

Article 31: Special Provisions

This Deed of Assignment shall enter into force, immediately after signature.

This Deed of Assignment is the legal equivalent of a contract: Legal, Compellable, Coaching and Enforceable. It provides a benchmark for contracts and schedules thereunder. This Deed of Assignment is the basis for the drafting of all contracts arising therefrom, being by nature an extrinsic contract agreement and commitment. This Deed of Assignment once signed gives strength and validity to all other subsequent agreements.

It will be a fundamental contractual nature between the parties insofar as it represents the main elements of the parties' intent. The Deed of Assignment concerns the projects for the municipality of Moroni and other cities within the Moroni District, Autonomous Island of Grande Comore, Union of the Comoros.

Article 32: Notices

Unless otherwise stated, notices to be given under this Agreement including but not limited to a notice of waiver of term, breach of any term of this Agreement and termination of this Agreement, shall be in writing and shall be given by hand delivery/ recognized international courier, mail, telex, facsimile or email and delivered or transmitted to the parties at their respective addresses set forth below:

Name, Address, Tel. & Fax of Assignor:

Gouvernorat de l’Île Autonome de la Grande Comore

Route de Moroni- Itsandra

Moroni, Île Autonome de la Grande Comore, Union des Comores

(Attn: The Honourable HASSANI Hamadi, Governor and/or

Mr. Mohamed Abdou MLANAO, Commissaire à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité)

Tel: +269 773 13 64; +269 773 84 77; +269 764 44 77

Facsimile:

Email: sgg.ngazidja@gmail.com

Website: http://www.gouvernorat-ngazidja.com

Initials: __________	Initials: __________
Strictly Confidential	Property of BioCrude Technologies, Inc.

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Deed of Assignment pursuant to a Private-Public Partnership

Name, Address, Tel. & Fax of Assignee:

BioCrude Technologies, INC.

1255 Phillips Square, Suite 605

Montreal, Quebec, Canada H3B 3G5

(Attn: Mr. John MOUKAS, Chairman/CEO)

Tel: (877) 878-1268

Facsimile: (877) 778-1568

Email: jmoukas@biocrudetech.com

Website: http://www.biocrudetech.com

Nota Bene: All notices under this Agreement shall be in English or French.

Article 33: Language

The Parties have required that this Deed of Assignment, the Concession Agreements and Power Purchase Agreement(s), attached as annexures, and all notices, deeds, documents, and other instruments to be given pursuant hereto be drawn in the English and French languages. Les parties ont exigé que cette entente ainsi que tous les avis et autres documents exécutés en vertu des présentes soient rédigés en langue anglaise et française.

Article 34: Publication/Advertise of excerpts of this Deed of Assignment in the Official Gazette

An excerpt of this Deed of Assignment pursuant to a Private-Public Partnership, including the name and quality of contracting parties as well as the purpose, duration and essence of the contract, will be published in the Official Gazette of the Autonomous Island of Grande Comore, Union of the Comoros, by the Assignor.

Article 35: Project Specifications

The specifications of the project, annexed hereto, consists of administrative and technical clauses defining the conditions, the duties and obligations of parties and their participants for project (s) realization, in regards to infrastructure, public utility works, operations and management services. It forms an integral part of this agreement.

Article 36: Annexures

The following annexes are an integral part of this contract:

1.	Power Purchase Agreement(s) (PPA);

2.	Municipal Solid Waste Concession Agreement(s), Land Lease Agreement(s) and the Supply of Treated Effluent Agreement(s);

3.	Administrative authorizations.

Article 37: Registration

The Assignor is exempt from registration fees. All expenses related to the registration formalities shall be borne by the Assignor.

IN WITNESS WHEREOF, the parties hereto have caused this Deed of Assignment (DA) to be executed by their duly authorized representatives, as of the day and year set out below.

Initials: __________	Initials: __________
Strictly Confidential	Property of BioCrude Technologies, Inc.

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Deed of Assignment pursuant to a Private-Public Partnership

II. Project Specifications

The specifications of the project, annexed hereto, consists of administrative and technical clauses defining the conditions, the duties and obligations of parties and their participants for project (s) realization, in regards to infrastructure, public utility works, operations and management services

Initials: __________	Initials: __________
Strictly Confidential	Property of BioCrude Technologies, Inc.

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Deed of Assignment pursuant to a Private-Public Partnership

III. Annexures

1.	Power Purchase Agreement(s) (PPA);
2.	Municipal Solid Waste Concession Agreement(s), Land Lease Agreement(s) and the Supply of Treated Effluent Agreement(s);
3.	Administrative authorizations.

Initials: __________	Initials: __________
Strictly Confidential	Property of BioCrude Technologies, Inc.

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Deed of Assignment pursuant to a Private-Public Partnership

Annex 1.

Power Purchase Agreement(s) (PPA)

Initials: __________	Initials: __________
Strictly Confidential	Property of BioCrude Technologies, Inc.

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Deed of Assignment pursuant to a Private-Public Partnership

Annex 2.

Municipal Solid Waste Concession Agreement(s), Land Lease Agreement(s) and the Supply of Treated Effluent Agreement(s)

Initials: __________	Initials: __________
Strictly Confidential	Property of BioCrude Technologies, Inc.

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Deed of Assignment pursuant to a Private-Public Partnership

Annex 3.

Administrative authorizations (if applicable) required

The table below gives the name and status of all the Statutory and Non-Statutory Clearances involved in this project.

Statutory Clearances
Authorization of Pollution Control	Commissariat à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité
Pollution Clearance from the Ministère de la Production, de l'Environnement, de l'Énergie, de l'Industrie et de l'Artisanat de l’Union des Comores and Consent to Establish and Operate Plant	Commissariat à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité
Civil Aviation Clearance for Stack Height	Commissariat à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité
Municipal board for treated sewage	Commissariat à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité & le Gestion de l'Eau et de l'Électricité aux Comores (MA-MWE)
Town & Country Planning Clearance	Commissariat à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité
Host Country Approval for CDM under Kyoto protocol	Commissariat à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité
Non-Statutory Clearances
Construction power	le Gestion de l'Eau et de l'Électricité aux Comores (MA-MWE)
Power Purchase Agreement (PPA)	Commissariat à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité & le Gestion de l'Eau et de l'Électricité aux Comores (MA-MWE)
Power evacuation arrangements	Commissariat à l’Environnement, à l’Urbanisme, au Développement Durable et à l’Énergie, à l’Emploi, à l’Entreprenariat et à la Solidarité & le Gestion de l'Eau et de l'Électricité aux Comores (MA-MWE)

Initials: __________	Initials: __________
Strictly Confidential	Property of BioCrude Technologies, Inc.

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